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                                                               Exhibit No. 11(a)

                    COMPUTATION FOR BASIC EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)



                                                      1999        1998     1997
                                                      ----        ----     ----

Basic Earnings (Loss) Per Share
-------------------------------
    Net Earnings (loss)                               $14.3     $ (9.3)   $185.0
                                                      =====     ======    ======

    Average number of common shares outstanding        39.9       39.8      40.6
                                                      -----     ------    ------

    Basic Earnings (Loss) per share                   $0.36     $(0.23)   $ 4.55
                                                      =====     ======    ======